EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Amends By-Laws and Elects New Board Member

DES MOINES, Iowa (November 9, 2017) - On November 6, 2017, in contemplation of Robert L. Howe leaving the board of directors in May of 2018 due to reaching the age limit for directors, the board of directors of EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) amended the By-Laws to increase the size of the board from five to six directors and elected Peter S. Christie to serve as an independent director. Mr. Christie has been appointed to serve on the Compensation Committee of the board. The initial term for Mr. Christie will expire on the date of the Company’s next Annual Meeting of Stockholders. On that date, Mr. Christie is expected to stand for election to the board of directors by the Company’s stockholders for a term expiring in 2019. “Peter’s extensive experience as a senior executive and board member in the domestic and international insurance markets made him an ideal candidate for our board,” stated President and Chief Executive Officer Bruce G. Kelley. “His unique expertise in the specialty and reinsurance markets complements and strengthens our board as we continue to strive to increase the value of our stockholders’ investments.”

Peter S. Christie
Independent Consultant
Mr. Christie is an independent consultant with more than forty years of experience in the insurance industry in Canada, the United States, and the United Kingdom. Since becoming an independent consultant in 1999, Mr. Christie has served as an independent director for a number of companies, including Securities and Exchange Commission registrants, and as Senior Advisor to the Bermuda Monetary Authority. From 1968 until 1997, Mr. Christie was with Minet Group, an international insurance broker, where he became Chairman and CEO. Subsequent to St. Paul Companies’ acquisition of Minet Group, Mr. Christie also became a member of the executive group of St. Paul Companies. When St. Paul Companies sold Minet Group to Aon Group Inc. in 1997, Mr. Christie became Deputy Chairman at Aon Group Inc.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com